Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AKCEA THERAPEUTICS, INC.

Akcea Therapeutics, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”) hereby certifies that:

1.         The name of the Corporation is Akcea Therapeutics, Inc.

2.         The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 22, 2014. The Certificate of Incorporation of the Corporation was amended and restated on July 19, 2017.

3.         The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“A.  The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 135,000,000 shares. 125,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”

4.         This Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the officer below, as of April 16, 2018.

By:	/s/ Paula Soteropoulos
Name:	Paula Soteropoulos
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]